RESULTS OF SHAREHOLDER MEETING
DCA TOTAL RETURN FUND
SEPTEMBER 16, 2011

At a special meeting of shareholders of DCA Total Return Fund
(the "Fund") held on December 6, 2011, shareholders voted on the following proposals:


Proposal 1.                           VOTES
Number of Eligible                 BEING CAST
Shares Voted:                          FOR                  WITHHELD

To elect two Trustees, each to
serve for a three-year tem or
until his successor has been
duly elected and qualified as
follows.

Jonathan F. Zeschin                15,609,560               1,234,307
David W. Agostine                  15,638,693               1,205,174

Shareholders of the Fund voted to approve the above proposal.


Proposal 2.                     FOR          AGAINST        ABSTAIN
Number of Eligible
Shares Voted:

Approval of the proposed      12,948,109     866,565        377,363
investment advisory
agreement between the
Fund and Virtus
Investment Advisers, Inc.

Shareholders of the Fund voted to approve the above proposal.


Proposal 3A.                    FOR          AGAINST         ABSTAIN
Number of Eligible Shares
Voted:

Approval of the proposed      12,697,214     847,992         376,831
subadvisory agreement
between the Fund and Duff
& Phelps Investment
Management Co.

Shareholders of the Fund voted to approve the above proposal.


Proposal 3B.                    FOR          AGAINST          ABSTAIN
Number of Eligible Shares
Voted:

Approval of the proposed      12,955,602     861,388          375,047

subadvisory agreement
between the Fund and
Newfleet Asset Management,
LLC

Shareholders of the Fund voted to approve the above proposal.

Proposal 4.                             VOTES
Number of Eligible Shares             BEING CAST
Voted:                                 FOR                  WITHHELD


To elect seven Trustees, each
to serve for a term of one to
three years or until his
successor has been duly elected
and qualified, and each to
take office only if Proposals
2, 3A and 3B are all approved
by shareholders of the Fund and
only after the resignation of
the current Board of trustees
is effective as follows:

Richard E. Segerson                  12,979,621             1,212,417
Ferdinand L. J. Verdonck             12,959,930             1,232,107
Philip R. McLoughlin                 19,962,802             1,229,236
James M. Oates                       12,957,165             1,234,873
Leroy Keith, Jr.                     12,948,613             1,243,424
Geraldine M. McNamara                12,962,172             1,229,866
George R. Aylward                    12,955,814             1,236,224

Shareholders of the Fund voted to approve the above proposal.